EXECUTIVE OFFICER SEVERANCE PAY POLICY
             (As Amended Through December 11, 1992)


The company recognizes that it is usually difficult for executive officers whose employment is terminated involuntarily to obtain a position comparable to the one he or she has with the company.
In view of this, any executive officer who is terminated involun-tarily, except if terminated for disciplinary reasons (as that term is described in Corporate Policy 10.2), will be entitled to receive severance pay equal to one year's base salary. Mandatory retirement pursuant to the company's mandatory retirement policy will not be deemed involuntary termination of employment for purposes of severance pay or any other benefits.

The company, at its sole discretion, may elect to make the severance payment in equal payments over a 12-month period or in a lump sum. The company may also, at its sole discretion, continue certain group insurance coverage on behalf of the terminated executive officer for up to 12 months following the date of termination to the extent consistent with Corporate Policy 10.2.

The company's Executive Officer Mandatory Retirement Policy and
Corporate Policy 10.2 will govern all other aspects of the termination of employment of executive officers.